Exhibit 3.1

CERTIFICATE OF RESTATEMENT

TO THE CERTIFICATE OF INCORPORATION

OF

SOUTHERN STATES BANCSHARES, INC.

(AL Entity ID: # 257-068)

The undersigned Alabama corporation’s Articles of Incorporation were originally filed with the Judge of Probate in Calhoun County, Alabama on April 21, 2008 and were amended on September 15, 2011, December 26, 2016, and May 1, 2017, by filing Articles of Amendment with the Judge of Probate in Calhoun County, Alabama. Pursuant to the provisions of Sections 10A-2A-10.07 of the Alabama Business Corporation Law effective January 1, 2020 (the “ABCL”), the undersigned corporation adopts the following Certificate of Restatement to its Certificate of Incorporation:

FIRST: The name of the corporation is Southern States Bancshares, Inc. (the “Corporation”) an Alabama banking corporation.

SECOND: The Board of Directors of the Corporation approved the Amended and Restated Certificate of Incorporation, the text of which is set forth in Appendix A hereto (the “Restatement”) and recommended it for stockholder approval, and to restate the Certificate of Incorporation in full in accordance with the Alabama Business Corporation Law effective January 1, 2020. The Restatement amends and restates in its entirety the current Certificate of Incorporation of the Corporation and provides (i) an increase to 30,000,000 shares of authorized common stock, $5.00 value per share, (ii) an increase to 2,000,000 shares of authorized preferred stock, $0.01 par value per share to be issued on terms set by the board of directors, (iii) a change from staggered elections to annual elections of directors, and (iv) elimination of stockholder ability to call special meetings of shareholders and to act by unanimous written consent, all as more fully set forth in the Restatement.

THIRD: The Restatement was duly approved and adopted by the stockholders of the Corporation in the manner provided by the ABCL at the annual meeting held on April 29, 2020. Such votes were sufficient to approve the Restatement.

FOURTH: The Restated Certificate of Incorporation consolidates all previous amendments into a single disclosure.

FIFTH: The Restated Certificate of Incorporation shall be effective upon filing with the Alabama Secretary of State.

Dated: June 1, 2020.

[Signature on following page]

SOUTHERN STATES BANCSHARES, INC.

By:	/s/ Lynn Joyce
Name:	Lynn Joyce
Title:	EVP and Chief Financial Officer

Date: July 14, 2021

This instrument prepared by:

Michael D. Waters, Esq.

Jones Walker LLP

420 20th Street North, Suite 1100

Birmingham, Alabama 35203

Telephone: (205) 244-5210

mwaters@joneswalker.com

2

APPENDIX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOUTHERN STATES BANCSHARES, INC.

The following sets forth the Amended and Restated Certificate of Incorporation under the Alabama Business Corporation Law (“ABCL”):

ARTICLE I

Name

The name of this corporation (the “Corporation”) shall be:

SOUTHERN STATES BANCSHARES, INC.

ARTICLE II

Purposes

The nature of the business of the Corporation and its objects, purposes and powers are:

(a) To provide financial related services and all related activities;

(b) To manage, purchase or acquire by assignment, transfer or otherwise, and hold, mortgage or otherwise pledge, and to sell, exchange, transfer, deal in and in any manner dispose of, real or personal property of any kind, class, interest, or type, wheresoever situated, and to exercise, carry out and enjoy any license, power, authority, concession, right or privilege which any corporation may make or grant in connection therewith;

(c) To subscribe for, acquire, hold, sell, assign, transfer, mortgage, pledge, or in any manner dispose of shares of stock, bonds or other evidences of indebtedness or securities issued or created by any other corporation of Alabama or any other state or any foreign country and, while the owner thereof, to exercise the rights, privileges and powers of ownership, including the rights to vote thereon, to the same extent as a natural person may do, subject to the limitations, if any, on such rights now or hereafter provided by the laws of Alabama;

(d) To acquire the goodwill, rights, assets and properties, and to undertake the whole or any part of the liabilities, of any person, firm, association or corporation; to pay for the same in cash, the stock or other securities of the Corporation, or otherwise, to hold, or in any manner dispose of, the whole or any part of the property so acquired; to conduct in any lawful manner the whole or any part of the business so acquired; and to exercise all the powers necessary or convenient in and about the conduct and management of such business;

(e) To make contracts, including guarantee and suretyship contracts and indemnity agreements, incur liabilities, borrow money, issue its notes, bonds and other obligations (which may be convertible into or include the option to purchase other securities of the Corporation), secure any of its obligations (or the obligations of others for whom it can make guarantees, whether or not a guarantee is made) by mortgage or pledge of or creation of security interests in any of its property, franchises, or income, and, without limiting the generality of the foregoing; (a) make contracts of guarantee and suretyship and indemnity agreements that are necessary or convenient to the conduct, promotion or attainment of the business of the contracting Corporation, (b) make contracts of guarantee and suretyship and indemnity agreements that are necessary or convenient to the conduct, promotion or attainment of the business of (i) an entity that is wholly owned, directly or indirectly, by the contracting Corporation or (ii) a person that owns, directly or indirectly, all of the outstanding stock of the contracting Corporation or (iii) an entity that is wholly owned, directly or indirectly, by a person that owns, directly or indirectly, all of the outstanding stock of the Corporation;

(f) To lend money, invest and reinvest its funds, and receive and hold real and personal property as security for repayment;

(g) To be a promoter, incorporator, partner, member, trustee, associate, or manager of any domestic or foreign corporation, partnership, joint venture, trust or other entity;

(h) To pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, share option plans, or other welfare, benefit or incentive plans for any or all of its current, future or former directors, officers, employees and agents;

(i) To make donations for the public welfare or for charitable, scientific or educational purposes; and

(j) In general, to carry on any other lawful business whatsoever in connection with the foregoing or which is calculated, directly or indirectly, to promote the interest of the Corporation or to enhance the value of its properties.

The enumeration herein of the powers, objects and purposes of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by purpose or by any of the laws of the State of Alabama or any reasonable construction of such laws.

ARTICLE III

Capital Stock

3.01 The total number of shares which the Corporation shall have authority to issue is 30,000,000 shares of common stock, $5.00 par value per share (“Common Stock”) with voting rights, 5,000,000 shares of non-voting common stock as set forth in Exhibit A hereto and 2,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

The shares of stock may be issued for such consideration as is determined from time to time by the board of directors, to be paid, in whole or in part, in cash or other property, tangible or intangible, or in labor or services actually performed for the Corporation. Shares may not be issued until the full amount of the consideration therefore has been paid. Thereafter, such shares shall be deemed to be fully paid and not assessable.

Each outstanding share of Common Stock issued pursuant to the authority of this Article shall be entitled to one (1) vote on each matter submitted at a meeting of the shareholders except for shares of common stock issued pursuant to Exhibit A hereto.

The board of directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the board of directors, and as are not stated and expressed in this Amended and Restated Certificate of Incorporation or any amendment thereto, including, but not limited to, determination of any of the following:

(1)	the distinctive serial designation and the number of shares constituting a series;

(2)

the dividend rate or rates, whether dividends are cumulative (and if so on what terms and conditions), the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

(3)

the voting rights, full or limited, if any, of the shares of the series, which could include the right to elect a specified number of directors in any case if dividends on the series are not paid for in a specified period of time;

(4)

whether the shares of the series are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed, which prices, terms and conditions may vary under different conditions and at different redemption dates;

(5)

the amount or amounts, if any, payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the series;

(6)

whether the shares of the series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and the amount of the fund and the manner of its application, including the price or prices at which the shares of the series may be redeemed or purchased through the application of the fund;

(7)

whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

(8)

any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and as are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation.

3.02 Distributions with respect to all classes and series of shares shall be made only when, as and if authorized by the Board of Directors; provided, however, that no distribution may be made if, after giving it effect, (i) the Corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the Corporation’s total assets would be less than the sum of its total liabilities.

3.03 None of the shareholders of the Corporation shall have, and each shareholder is hereby expressly denied, any preferential or preemptive right to subscribe for or purchase any class of shares, including treasury shares, or other securities or obligations of the Corporation.

ARTICLE IV

Shareholders

4.01 The annual meeting of the shareholders for the election of the directors and the transaction of whatever other business may be brought before said meeting shall be held at the registered office or such other place as the Board of Directors may designate, on the day of each year specified therefore in the Bylaws.

4.02. Special meetings of the shareholders may be called for any purpose at any time only by the Board of Directors.

4.03 Shareholders are not authorized to act by written consent.

ARTICLE V

Miscellaneous

In furtherance and not in limitation of the powers conferred by law, the following provisions for the regulation of the Corporation, its directors and shareholders are hereby established:

5.01 (a) The Corporation shall indemnify all persons who may be indemnified by the Corporation to the full extent required or permitted by law, including but not limited to the indemnification provided in Sections 10A-2A-8.50 through 8.59, including the advance of expenses in Section 10A-2A-8.53 of the ABCL, as such law or such Sections now or hereafter exist.

(b) The indemnification authorized by this Section shall not be deemed exclusive of and shall be in addition to any other right to which those indemnified may be entitled under any statute, rule of law, provision of this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of such a person.

(c) Directors of the Corporation shall not be liable for money damages for any action taken, or any failure to take any action, as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or its stockholders; (iii) a violation of Section 10A-2A-8.32 of the ABCL; or (iv) an intentional violation of criminal law.

(d) Nothing in this Section 5 shall be deemed to permit or authorize any payment or benefit that is in violation of any applicable regulatory requirements, including but not limited to, 12 CFR Part 359 or any payment or benefit relating to the imposition of penalties by the Alabama Banking Department under the Alabama Banking Code and related regulations.

5.02 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE VI

Registered Office and Agent

6.01 The location and mailing address of the Corporation’s registered office shall be 615 Quintard Avenue, Anniston, Alabama 36201 (Calhoun County) and the registered agent at such address shall be Stephen W. Whatley, unless provided otherwise by the Board of Directors.

6.02 The Board of Directors may change the registered office or registered agent by complying with the provisions of applicable Alabama law.

ARTICLE VII

Board of Directors and Officers

All of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors. For their own governance, the Directors may adopt bylaws that are not inconsistent with this Amended and Restated Certificate of Incorporation.

7.01 The Bylaws shall establish a variable range for the Board of Directors by fixing a minimum and maximum number of Directors. The Board may change the number of Directors within the variable range set by the Bylaws without shareholder approval, and fill the vacancies created thereby.

7.02 The Board of Directors shall consist of not more than 15 directors with the exact number established by the Board of Directors in accordance with the Bylaws. Directors shall be elected on an annual basis. A director elected to fill a vacancy shall hold office during the term to which his predecessor had been elected and until his successor shall have been elected and shall qualify, or until his earlier death or resignation. Directors may only be removed by the shareholders for cause.

7.03 Vacancies on the board may be filled only by the board of directors, including by directors remaining in office although less than a quorum.

ARTICLE VII

Effectiveness of Certificate of Incorporation

8.01 The Corporation elects to be governed by the new Alabama Business Corporation Law, Act # 2019-94, to be effective upon filing of a certificate of restatement with the Alabama Secretary of State.

This Instrument was prepared by:

Michael D. Waters

Jones Walker LLP

420 20th Street North, Suite 1100

Birmingham, Alabama 35203

(205) 244-5210

EXHIBIT A

OF

SOUTHERN STATES BANCSHARES, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CLASS OF NON-VOTING COMMON STOCK

1. Definitions.

(a) Affiliate” has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.

(b) Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.

(c) Board of Directors” means the board of directors of the Corporation.

(d) A “business day” means any day other than a Saturday or a Sunday or a day on which banks in the Alabama are authorized or required by law, executive order or regulation to close.

(e) Certificate” means a certificate representing one (1) or more shares of Non-Voting Common Stock.

(f) Common Stock” means the voting common stock of the Corporation, $5.00 par value per share.

(g) Conversion” has the meaning set forth in Section 5.

(h) Conversion Date” means the date that a share of Non-Voting Common Stock is converted into Common Stock in accordance with Section 5.

(i) Corporation” means Southern States Bancshares, Inc., an Alabama corporation.

(j) Dividends” has the meaning set forth in Section 3.

(k) Exchange Agent” means Computershare Inc. solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(l) Liquidation Distribution” has the meaning set forth in Section 4.

(m) Mandatory Conversion Date” means, with respect to shares of Series B Preferred Stock of any and all holders thereof, the effective date of this Third Articles of Amendment to the Articles of Incorporation.

(n) Non-Voting Common Stock” has the meaning set forth in Section 2.

(o) Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer; or (vi) that is part of a transaction approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

(p) Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(q) Series B Preferred Stock” means the series of shares of preferred stock of the Corporation designated as “Convertible Perpetual Preferred Stock, Series B” which were automatically converted into shares of Non-Voting Common Stock on the Mandatory Conversion Date.

(r) Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

2. Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock”. The number of authorized shares of the Non-Voting Common Stock shall be 5,000,000 shares. The Non-Voting Common Stock shall have $5.00 par value per share. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3. Dividends. The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Non-

Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

4. Liquidation.

(a) Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passu with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b) Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidating Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger, consolidation or share exchange of the Corporation with any other corporation or other entity, including a merger, consolidation or share exchange in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5. Conversion.

(a) General.

(i)

A holder of Non-Voting Common Stock shall be permitted to convert shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock). In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.

(ii)

Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer.

(iii)

To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

(iv)

All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b) Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(c) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

6. Adjustments.

(a) Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b) Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

(c) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7. Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger, consolidation or share exchange of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation, share exchange or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger, consolidation, share exchange or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation, share exchange or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

8. Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

9. Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law.

10. Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation, share exchange or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (b) increase or decrease the authorized number of shares of Non-Voting Common Stock or (c) enter into any agreement, merger, share exchange or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11. Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

12. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13. Term. The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 5.

14. No Preemptive Rights. The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.

15. Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16. Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.